Exhibit 4.6

                             DISTRIBUTION AGREEMENT

      THIS DISTRIBUTION AGREEMENT (this "Agreement") is entered into effective as of November 27, 2003 (the "Effective Date") by and between ART ADVANCED RESEARCH TECHNOLOGIES INC., a company incorporated under the laws of Canada, with its principal place of business at 2300 Alfred-Nobel Boulevard, Saint-Laurent, Quebec H4S 2A4 Canada (the "Company") and GENERAL ELECTRIC COMPANY, acting through and on behalf of its GE MEDICAL SYSTEMS division and other affiliates, a company incorporated under the laws of the State of New York, with its principal place of business at 3000 North Grandview Boulevard, Waukesha, Wisconsin 53188 (the "Distributor") (each of the Company and the Distributor, a "Party" and together, the "Parties").

                                    RECITALS

      WHEREAS, the Company has developed a stand-alone small animal molecular optical imaging spectroscopy device, SAMI(TM) or such other trade-mark as may be designated by the Company, which uses fluorescence and time domain based technology designed to characterize, visualize and measure cellular and molecular processes and pathways for single animal imaging (each device, and similar small animal molecular optical imaging devices developed by the Company, hereinafter referred to as a "Unit"); and

      WHEREAS, the Company wishes to appoint the Distributor to exclusively distribute the Units in the Territory (as defined below), and the Distributor is willing to accept such appointment, on the terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth below, the Parties hereto agree as follows:

      1. DEFINITIONS. All capitalized terms will have the meanings ascribed to such terms in this Section 1 or as otherwise defined herein.

            "Arbitration" will have the meaning set forth in Section 18.1(b) below.

            "Bankruptcy Code" will mean the Bankruptcy Reform Act of 1978, as amended.

            "Base Unit" will mean a Unit containing the features as described in Exhibit E entitled SAMI Base Unit Specification Document.

            "Business Day" will mean any day of the year, other than a Saturday, Sunday or any day on which the banks are required or authorized to close in Canada or the United States of America.

            "Company" will have the meaning set forth in the first paragraph hereof.

            "Company Inventions" will have the meaning set forth in Section 7.3(a) below.

            "Company's IP" will have the meaning set forth in Section 7.1 below.


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            "Company's Trademarks" will have the meaning set forth in Section 12 below.

            "Confidential Information" will have the meaning set forth in
Section 11.1 below.

            "Delivery Point" will have the meaning set forth in Section 4.2 below.

            "Demonstration Unit" will have the meaning set forth in Section 3.1(f) below.

            "Dispute" will have the meaning set forth in Section 18.1(a) below.

            "Dispute Notice" will have the meaning set forth in Section 18.1(a) below.

            "Distribution Manager" will have the meaning set forth in Section
2.4 below.

            "Distributor" will have the meaning set forth in the first paragraph hereof.

            "Distributor Inventions" will have the meaning set forth in Section 7.3(b) below.

            "Distributor IP" will have the meaning set forth in Section 7.2 below.

            "Distributor Marks" will mean the trademarks, service marks, trade names and logos of the Distributor and its Affiliates that are identified in writing to the Company by the Distributor for use in accordance with Section 2.3(b).

            "Distributor Products" will mean the Distributor's products and systems manufactured by the Distributor or any of its affiliates and all versions and derivatives thereof.

            "Documentation" will have the meaning set forth in Section 13.8 below.

            "Effective Date" will have the meaning set forth in the first paragraph hereof.

            "End User" will mean any customer of the Distributor or Subdistributors who is permitted to use the Units.

            "Field" will mean development, manufacture and marketing of diagnostic imaging and patient monitoring equipment. The Field does not include development, manufacture and marketing of products for invasive procedures or invasive disposables.

            "Files for Bankruptcy" will mean, with respect to an entity, the occurrence of any of the following events: such entity (a) voluntarily becomes the subject of any proceedings relating to its winding-up, liquidation or insolvency or for the appointment of a receiver or similar officer for it; (b) involuntarily becomes the subject of any proceedings relating to its winding-up, liquidation or insolvency or for the appointment of a receiver or similar officer for it, which is not discharged in its favor with prejudice within ninety (90) days thereafter; (c) makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the recomposition, extension or readjustment of all or substantially all of its obligations; (d) has filed against it a petition or other document seeking relief under bankruptcy laws, which is not discharged with prejudice within ninety (90) days thereafter; or (e) has a temporary or


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permanent receiver or liquidator appointed over it or all or substantially all of its assets, which appointment is not cancelled within ninety (90) days thereafter.

            "Force Majeure" will mean circumstances beyond the reasonable control of a Party, including, but not limited to, failures or delay caused by the other Party, acts of God (including without limitation, flood or earthquake), war, embargo, strike, labor disturbance, riot, public disorder, terrorism, catastrophes of fire or explosion, disruption of power supply, local or foreign laws or regulations not existing at the time of execution of this Agreement, inability to secure materials and transportation facilities and the intervention of any governmental authority.

            "Hardware" will have the meaning set forth on Exhibit A.

            "Indemnitee" will have the meaning set forth in Section 16.3 below.

            "Indemnitor" will have the meaning set forth in Section 16.3 below.

            "Insurance Policy" will have the meaning set forth in Section 16.5 below.

            "Joint Inventions" will have the meaning set forth in Section 7.3(c) below.

            "Licensed Patent Rights" shall mean the patents and patent applications set forth in Exhibit B, and any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions, foreign counterparts and national and regional designations thereof.

            "Licensed Technology" shall mean the Licensed Patent Rights, and any and all inventions, know-how, trade secrets, software, copyrights and any other intellectual property rights related to, or required for the practice of, the inventions disclosed in the Licensed Patent Rights.

            "Losses" will have the meaning set forth in Section 16.1 below.

            "Notes" will have the meaning set forth in Section 11.1 below.

            "Notice" will have the meaning set forth in Section 18.16 below.

            "Party" and "Parties" will have the meaning set forth in the first paragraph hereof.

            "Patent Rights" will mean the Patents; any continuations, divisions or continuations-in-part of the Patents; any patent issuing from any of the foregoing; and any reissues, re-examinations, foreign counterparts, national or regional designations or extensions of the Patents.

            "Patents" will mean the patents listed in Exhibit C and any patents that are issued based on any patent applications listed in Exhibit C, such exhibit to be automatically amended from time to time to include all patents related to the Units.

            "Representatives" will have the meaning set forth in Section 11.1 below.


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

            "Software" will have the meaning set forth on Exhibit D. All references in this Agreement to the "sale" "selling," or "purchase" of Software or Software Copies will mean the sale of a license to use such Software or Software Copies.

            "Software Copy" will mean an object code copy of any of the Software, together with a copy of any user manual or other documentation customarily supplied therewith to End Users by the Company with each Unit. Software and Software Copies shall include Updates but shall not include Upgrades for such Software and Software Copies.

            "Subdistributor" will have the meaning set forth in Section 3.2(b) below.

            "Target Units" will have the meaning set forth in Section 3.1(d) below.

            "Taxes" will mean any sales and similar taxes or duties imposed by any government agency that has jurisdiction over the import, export or purchase of the Units (other than taxes on net income of the Company or the Distributor).

            "Term" will have the meaning set forth in Section 15.1 below.

            "Territory" will mean all the countries of the world.

            "Unit" will have the meaning set forth in the recitals hereto. For greater certainty, the term Unit shall include one device in its entirety and one Software Copy.

            "Update" will mean a revision of the Software and/or Hardware, which is not an Upgrade, which improves the existing functions or features of the Software and/or Hardware.

            "Upgrade" will mean a major revision of the Software and/or Hardware, which adds to the existing functions or features of the Base Unit, including separate analysis/visualization workstations and standalone Software packages related to the device

      2. SCOPE OF THE AGREEMENT.

            2.1 Appointment. The Company hereby appoints the Distributor, and the Distributor hereby accepts the appointment, as the Company's exclusive distributor of the Units (and any Updates or Upgrades) in the Territory. For the avoidance of doubt, this Agreement will not in any way limit or prohibit those activities of the Company that are not expressly included herein.

            2.2 Exclusivity. Except as expressly set forth in Section 13.9, during the Term, the Company will not sell, lease, loan, license, transfer or otherwise provide, or grant any distribution or other rights to provide, directly or indirectly, the Units or any Updates or Upgrades to any manufacturer, distributor, customer or other third party in the Territory, other than the Distributor.

            2.3 Responsibilities of the Parties.


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                  (a) The Company shall maintain sole responsibility for the manufacture and sourcing of the Units and all engineering matters relating to the Units, including, without limitation, all design issues, quality fixes, product enhancements, and title and right to sell such Units. [CONFIDENTIAL] During the Term, except as otherwise expressly set forth herein, the Distributor shall maintain sole responsibility for the sales and marketing activities and installation, training and customer support services described in Section 13 hereof.

                  (b) The Company shall, upon the Distributor's reasonable request, customize the Units according to the Distributor's requirements in matters relating to color, aesthetic appearance, visual design, branding, user interface and other requirements of a similar nature including the addition of the Distributor Marks in accordance with the Distributor's standards. For greater certainty, such customization shall not relate to shape, size or functional aspects of the Units. The Distributor shall be responsible for providing the Company with specifications for customization of the Units in accordance with the Distributor's standards upon reasonable notice.

                  (c) The Company shall ensure that all Units adhere to the parameters specified in the "SAMI Base Unit Specification Document" attached hereto as Exhibit E.

            2.4 Distribution Manager. Promptly following the Effective Date, each Party shall appoint a manager (each, a "Distribution Manager"), who shall be responsible for communication and interaction between the Parties with regard to the routine distribution of the Units and for managing the performance of the Parties under this Agreement. In addition, the Distribution Managers will have a monthly teleconference review on progress and a quarterly operating review to be conducted in person at a mutually agreed upon location.

      3. PURCHASE AND DISTRIBUTION.

            3.1 Purchase of Units From the Company for End Users.

                  (a) During the Term, the Distributor shall purchase such number of Units from the Company, and the Company shall sell such number of Units to the Distributor, as the Distributor shall desire for purposes of distribution to End Users.

                  (b) [CONFIDENTIAL]

                  (c) [CONFIDENTIAL]

                  (d) [CONFIDENTIAL]

                  (e) The lead time, permitted time for rescheduling of orders and maximum capacity per month (or other agreed interval) for each Unit will be as mutually agreed in writing between the Parties.

                  (f) [CONFIDENTIAL]

            3.2 Distribution of Units by the Distributor.


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

                  (a) (i) The Distributor shall use commercially reasonable efforts to distribute the Units to End Users in all major markets in the Territory in accordance with the terms of this Agreement and all applicable laws and codes of practice.

                        (ii) The Company acknowledges that, as of the Effective Date, it has received correspondence from third parties with respect to alleged infringement by the Company of certain intellectual property of such third parties. The Company shall have full discretion to resolve the issues raised in such correspondence, provided that the Company shall indemnify the Distributor in accordance with the terms of Sections 9 and 16 hereof for any Losses suffered by the Distributor in connection with such issues. For purposes of clarity, such issues will be deemed "resolved" if the Company and the Distributor mutually agree that (A) the Company has not infringed or no longer infringes upon the intellectual property of any such third parties or (B) such issues otherwise have been resolved. [CONFIDENTIAL]

                  (b) Distribution will be performed by the Distributor's GE Medical Systems division; provided that the Distributor may appoint one or more third parties within any portion of the Territory to distribute the Units to End Users (each such third party, a "Subdistributor"); provided, further, that (i) every such Subdistributor must confirm to the Company in writing its agreement to be bound by all provisions of this Agreement, and that the Distributor shall remain responsible hereunder for all actions thereof; (ii) the Company's sole liability shall remain towards the Distributor; (iii) the Distributor shall remain responsible for obtaining any consents for the Company that are required to be obtained under this Agreement from Subdistributors; (iv) a breach of this Agreement by a Subcontractor shall be deemed a breach by the Distributor and vice versa, and (v) no Subdistributor shall be permitted to appoint further subdistributors. Upon becoming aware that a Subdistributor is selling or otherwise distributing Units, directly or indirectly, in a manner that is not in accordance in any material respect with the provisions of this Agreement, the Distributor promptly shall notify such Subdistributor of such failure. If such Subdistributor has not taken any action to remedy such failure within thirty
(30) days after receipt of notice from the Distributor, then the Distributor shall terminate such Subdistributor's right to distribute Units.

                  (c) [CONFIDENTIAL]

                  (d) [CONFIDENTIAL]

            3.3 Reservation of Rights; No Rights Beyond Units. Except as expressly provided in this Agreement, (a) no right, title, or interest is granted, whether express or implied, by the Company to the Distributor, (b) nothing in this Agreement will be deemed to grant to the Distributor rights in any products or technology not owned by the Distributor, (c) no provision of this Agreement will be deemed to restrict the Company's right to exploit technology, know-how, patents or any other intellectual property rights relating to the Units in products other than the Units, and (d) no provision of this Agreement will be deemed to restrict the Distributor's right to exploit technology, know-how, patents or any other intellectual property rights relating to the Distributor Products, provided that such rights do not include the right to exploit the Company's technology, know-how, patents or any other intellectual property contained in the Distributor Products other than as expressly allowed by this Agreement.


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

            3.4 Independent Contractors. The relationship of the Distributor and the Company established by this Agreement is that of independent contractors, and nothing herein will be construed to (a) give either Party the power to direct or control the day-to-day activities of the other, (b) constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners, franchisor and franchisee, or otherwise as participants in a joint undertaking or (c) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Except as otherwise set forth herein, all financial and other obligations associated with each Party's business are the sole responsibility of such Party.

            3.5 Cease Production. Upon written notice to the Distributor at least one hundred and eighty (180) days prior thereto, the Company may cease production of the Units, and in such case the Parties shall prepare together a phase-out plan consistent with the Distributor's phase review discipline procedure (PRD) as it exists as of the Effective Date of this Agreement. [CONFIDENTIAL] This Agreement shall terminate upon the consummation of such delivery and all other stages of the phase-out plan.

      4. PRICING, DELIVERY AND PAYMENT.

            4.1 Pricing. All prices referred to herein shall be payable in United States Dollars.

            4.2 Delivery and Freight. Deliveries of Units from the Company to the Distributor will be made to a designated delivery point of the Distributor's GE Medical Systems division in or near Milwaukee, Wisconsin, United States of America (the "Delivery Point"). The Company shall make all reasonable efforts to meet the delivery times specified in duly accepted purchase orders, provided that the Company will not be liable for delays in deliveries when such delays are the result of Force Majeure. The Company agrees to use freight carriers for shipment of Units that are designated as preferred freight carriers by the Distributor unless commercially unreasonable. Each shipment of Units shall include a packing list that contains the purchase order number, product identification, quantity shipped, date of shipment and such other information as the Distributor shall require. The Company shall pay all packing, shipping and handling charges for the delivery of Units to the Delivery Point.

            4.3 Taxes. The Distributor shall bear all Taxes imposed on it under applicable law in connection with the purchase of Units from the Company, including any VAT, transfer or sales tax, in each case of which the Company is not entitled to a refund. The Distributor shall have the right to withhold or deduct at source any applicable Taxes as required by law from the purchase price, and the amount so withheld or deducted at source shall be treated as paid for purposes of this Agreement.

            4.4 Payment. [CONFIDENTIAL] The Company's invoices shall contain the purchase order release number, item number on such release, invoice quantity, unit of measure, unit price, total invoice amount, phone number, address to which remittance should be sent and such other information as may be required by the Distributor. For the purpose of clearing invoices for payment, Units shall be considered accepted by the Distributor within seven (7) days after delivery, unless within such period the Distributor submits to the Company a written notice as to the unacceptable condition of the Units and such unacceptance is found to be justified. The


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

Distributor shall pay to the Company the amount charged in the invoice within [CONFIDENTIAL] after both accepting a Unit and receiving an invoice prepared in accordance with the terms of this Agreement.

      5. REGULATORY MATTERS. The Company will use commercially reasonable efforts, at its own expense, to apply for and obtain all regulatory approvals from all governmental and regulatory authorities in the Territory (including, if applicable, the U.S. Food and Drug Administration), to the extent required to market, sell and distribute the Units or any Joint Inventions of the Parties in the Territory, where applicable, and comply with the most current governmental and other regulatory standards with respect to the Units or any Joint Inventions, as applicable, as the same may be supplemented or revised from time to time. To the extent permitted by applicable law, and without in any way limiting the Company's rights hereunder, all regulatory approvals obtained by the Company related to the Units will be made in the Company's name. All regulatory approvals obtained for Joint Inventions shall be made in a name to be selected by the Parties.

      6. OTHER SUPPLY TERMS. To the extent not otherwise addressed herein, and to the extent commercially reasonable without incurring substantial additional costs by the Company, terms related to ordering, packaging, shipping and returning the Units and other matters relating to supply of the Units will be equivalent to such terms as apply to the Distributor's other similarly situated suppliers. Such terms are appended as Exhibit F to this Agreement. Where there is any inconsistency between such terms and the terms and conditions of this Agreement, this Agreement shall prevail.

      7. OWNERSHIP OF INTELLECTUAL PROPERTY.

            7.1 Ownership of Company Intellectual Property. Subject to the license rights set forth in this Agreement and the rights of the Distributor to the ownership of each Unit after the Distributor has purchased such Unit from the Company, sole and exclusive right, title and interest to all Patent Rights, Software and the Units and any technology, know-how and intellectual property owned by, licensed to (except if the licensor is the Distributor) or developed by the Company underlying the Units and the Software (collectively, the "Company's IP") will remain with the Company.

            7.2 Ownership of Distributor Intellectual Property. Sole and exclusive right, title and interest to all Distributor Products and any technology, know-how and intellectual property owned by, licensed to (except if the licensor is the Company) or developed by the Distributor underlying the Distributor Products or embodied or contained therein and related thereto (collectively, "Distributor IP"), will remain with the Distributor.

            7.3 Ownership of Inventions and Improvements.

                  (a) Company Inventions. The Company will have and retain sole and exclusive right, title and interest to all inventions, improvements, discoveries and know-how which are made during the Term by the Company, its employees or agents acting under authority from the Company relating to, made using, comprising or underlying or embodied in the Units that do not constitute, and are not derivative works of, Distributor Products, other products and


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

systems manufactured by the Distributor or any of its affiliates and all versions and derivatives thereof, Distributor Inventions or Distributor IP and for which the Distributor does not fully fund the payment of development costs (collectively, "Company Inventions").

                  (b) Distributor Inventions. The Distributor will have and retain sole and exclusive right, title and interest to all inventions, improvements, discoveries and know-how which are made during the Term by the Distributor, its employees or agents acting under authority from the Distributor relating to, made using, comprising or underlying or embodied in the Distributor Products that do not constitute, and are not derivative works of, the Units, other products and systems manufactured by the Company or any of its affiliates and all versions and derivatives thereof, Company Inventions or the Company's IP (collectively, "Distributor Inventions").

                  (c) Joint Inventions. [CONFIDENTIAL] (d) Assignments. Each Party agrees to take such action as may reasonably be necessary to effectuate the ownership provisions of this Section 7.3, including without limitation, the execution and delivery of instruments of assignment, recordation or registration, and the giving of truthful testimony.

      8. LICENSE.

            8.1 During the Term, the Company grants to the Distributor, its Subdistributors, and their End User customers, an irrevocable, world-wide, royalty-free, exclusive right and license to use, offer to sell, sell, import and export the Units purchased by the Distributor, its Subdistributors or such customers. Such exclusive right and license includes the right to use the Licensed Technology solely in association with the use, offer to sell, sale, importing and exporting of such Units and for no other purpose.

            8.2 If (a) the Company refuses to, cannot or does not, without appointing a successor reasonably acceptable to the Distributor, supply or sell to the Distributor (other than due to temporary shortages in the ordinary course of business and events of Force Majeure), the Distributor's requirements of the Units in accordance with this Agreement (including without limitation, the Distributor's requirements with respect to Unit quality and prices), or (b) the Company Files for Bankruptcy, the Distributor will have the right [CONFIDENTIAL] by the Company on or in the Units.

            8.3 Together with each Unit to be supplied to an End User, the Distributor will attach an End User license agreement, in a form mutually acceptable to the Distributor and the Company, which the End User will be required to execute prior to the use of the Unit and the installation of the Software.

            8.4 The Company agrees that the license described in this Section 8 is a license for intellectual property as that term is defined in Section 101 of the Bankruptcy Code. The Company further agrees that any enhancement to or improvements of the intellectual property licensed hereunder, whenever made, are also intellectual property as defined in Section 101 of the Bankruptcy Code and that Distributor is entitled to retain the benefits of such


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enhancements or improvements pursuant to Section 365(n) of the Bankruptcy Code.
The Company shall maintain up-to-date physical embodiments of all intellectual property licensed hereunder.

            8.5 The Parties agree that the Distributor would suffer irreparable damage in the event that any of the provisions of this Section 8 were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that the Distributor shall be entitled to an injunction or injunctions to prevent breaches of this
Section 8 by the Company and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which the Distributor is entitled at law or in equity.

      9. INTELLECTUAL PROPERTY WARRANTY

            9.1 The Company hereby represents, warrants and covenants as follows:

                  (a) The Company will not include in any of the Units or End User documentation, nor will the Company knowingly enter into a situation where the sale or distribution by the Distributor of any of the Units or End User documentation as approved by the Company, or the use of such Units or documentation by End Users, infringes any third party's patent, trademark, trade secret, copyright or other intellectual property right. The Company owns or has license rights to (as indicated) the Patents. As of the Effective Date, the Company has received no notice of infringement from any source relating to the Units. The Company is not aware of any facts which would, upon a reasonable interpretation thereof, render the Patents invalid or unenforceable. The Patents and the intellectual property rights underlying the Hardware and Software represent all intellectual property rights owned or held by the Company which are necessary for the Distributor to perform its obligations and enjoy its rights under this Agreement. The Company is not aware of any other intellectual property rights underlying the Hardware and the Software which are necessary for the Distributor to perform its obligations and enjoy its rights under this Agreement. The Company will use commercially reasonable efforts to develop, within a reasonable time, any additional technical information required with respect to the Units.

                  (b) Subject to the limitations set forth in Section 9.2 below, the Company will (i) indemnify, defend and hold the Distributor and its directors, officers, employees, representatives, agents and End Users harmless from and against any and all Losses arising out of or attributable to, and (ii) have the right to defend, or at its option to settle, at its own expense, any claim, suit or proceeding brought against the Distributor or its End Users on the issue of infringement of any third party patent, copyright, trademark or other intellectual property right or the misappropriation of a trade secret by the Units distributed hereunder or the use thereof, whether based on current or future patent, copyright, trademark or other intellectual property rights or trade secrets of the third party. The Company will have sole control of any such action or settlement negotiations, and the Company agrees to pay any settlement amounts or final judgment entered against the Distributor or its End Users in any such suit, claim or proceeding (including reasonable attorney fees, other professional fees, and other costs of litigation or settlement). The Distributor agrees to notify the Company promptly in writing of such claim, suit or proceeding; provided that the failure to promptly notify the Company will not


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relieve the Company of any obligation under this Agreement except to the extent such failure to provide prompt notice adversely impairs the Company's ability to defend against such claim, suit or proceeding; provided further, that (x) the Company may not consent to imposition of any obligation or restriction on the Distributor in any settlement unless mutually agreed by the Company and the Distributor, (y) the Company will keep the Distributor fully informed and permit the Distributor to participate (at its own expense) as the Distributor may reasonably request and (z) the Distributor may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if the Company declines to defend against such claim, suit or proceeding or Files for Bankruptcy. The Distributor agrees to authorize the Company to proceed as contemplated herein, and, at the Company's expense, to give the Company information and assistance to settle and/or defend any such claim, suit or proceeding as the Company may reasonably request.

                  (c) If (i) in the mutual reasonable opinion of the Parties, the Units or any part thereof are or may become the subject of any non-frivolous claim, suit or proceeding for infringement of any patent, copyright, trademark or other intellectual property right or misappropriation of a trade secret, (ii) it is adjudicatively determined that the Units, or any part thereof, infringe any patent, copyright, trademark or other intellectual property right or involve the misappropriation of a trade secret, or (iii) the distribution or use of the Units, or any part thereof, is enjoined, then the Company shall, at its expense (but subject to the limitations contained in Section 9.2 below): (x) procure for the Distributor and its End Users the right under such patent, copyright, trademark, other intellectual property right or trade secret to distribute or use, as appropriate, the Units or any part thereof; (y) replace the Units, or any part thereof, with functionally equivalent products or parts that do not so infringe or misappropriate; or (z) suitably modify the Units or any part thereof.

                  (d) Except for the express limited warranties provided herein, the Company disclaims all other warranties, whether express or implied, pertaining to the underlying intellectual property used in the Units.

            9.2 No Liability. Notwithstanding any of the provisions of Section 9.1, the Company assumes no liability for any claim, suit or proceeding brought against it or the Distributor, any Subdistributor or any End User on the issue of infringement of any third party patent, copyright, trademark, or other intellectual property right or the misappropriation of a trade secret (a) involving any marking or branding not applied by the Company or involving any marking or branding applied at the request of the Distributor; (b) that arise from use of the Distributor Inventions, Distributor IP or special requirements or designs of the Distributor or End Users included in the Units or End User documentation; or (c) involving modifications of the Units made by the Distributor, its Subdistributors or End Users without the knowledge or consent of the Company provided such modifications cause the otherwise non-infringing product to become infringing. If a court of competent jurisdiction issues a final, non-appealable judgment or ruling holding the Company liable in connection with a claim based solely upon the matters set forth in clauses (a),
(b) or (c) above, then the Distributor shall indemnify and hold the Company harmless from and against any Losses incurred by the Company in connection with such claim.


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            9.3 No Lockout. The Company covenants that no "lockout" or disabling code or devices will be incorporated or present within any Unit at the time any Unit is sold by the Company to the Distributor which would result in the Unit being disabled or inoperable. In no event will the Company remove, alter, change or interfere with any Unit for purposes of preventing the Distributor or its End Users from using the Unit as the result of any dispute under this Agreement. The Company will not modify any Unit to restrict its use by the Distributor or its End Users to required passwords, periods of time or other restrictions, without the prior written consent of the Distributor.

      10. PATENT PROSECUTION AND LITIGATION.

            10.1 Maintenance of Patents. The Company will, at its expense, have responsibility for continuation and maintenance of all Patents; provided that, if the Company provides notice to the Distributor that it intends to discontinue the maintenance or continuation of any Patents in the Territory, then the Company shall offer the Distributor the opportunity to acquire such Patents and the Distributor may choose to continue and maintain such Patents at its own expense and ownership of such Patents shall be transferred to the Distributor.

            10.2 Prosecution of New Patents.

                  (a) Filings for the Company Inventions. The Company will, at its expense, have responsibility for filing, prosecution and maintenance of all patents for the Company Inventions in the Territory which the Company determines to file, prosecute and maintain. The Distributor will have the right to review pending patent applications and make recommendations to the Company concerning the Company Inventions related to the Distributor Products. The Company will consider in good faith all reasonable suggestions of the Distributor with respect to such pending applications related to Distributor Products. The Company agrees to keep the Distributor informed of the course of patent prosecution or other proceedings with respect to the patents related to the Distributor Products within the Territory. In the event that the Company elects to discontinue the prosecution of any such patents in the Territory, then the Company shall notify the Distributor of such election to discontinue and the Distributor may, at its expense, choose to continue the prosecution of such patents with the cooperation of the Company in the name of the Distributor and the ownership of such patent applications shall be transferred to the Distributor, provided that the Distributor pays to the Company the legal fees and disbursements that the Company has incurred (excluding maintenance fees paid by the Company pursuant to Section 10.1) relating to such patent applications up to and including the date of the transfer of such applications.

                  (b) Filings for Joint Inventions. The Distributor and the Company will jointly, at their joint expense, have responsibility for filing, prosecution and maintenance of all patents for Joint Inventions. The Parties shall discuss those countries in the Territory in which they will file patent applications for such Joint Inventions. All information disclosed to either Party under this Section 10.2(b) will be deemed Confidential Information of the disclosing Party. In the event that either Party elects not to file or discontinues the prosecution or maintenance of any patents relating to Joint Inventions in any country in the Territory, then the other Party may, at its expense, choose to file or continue (and thereby own) such Patents with the cooperation of the Party choosing not to proceed. In case one Party becomes the sole owner of such patents, such Party will grant to the other Party a non-exclusive, royalty-free, perpetual license (with right to sublicense) to use, execute, reproduce, display, perform, distribute, modify, create derivative works of, make, have made, market, offer for sale, sell, import and sub-license products incorporating such patents or to otherwise fully exploit such patents; provided however that such license shall not extend to inventions or intellectual property of the other Party. [CONFIDENTIAL]

            10.3 Third Party Infringement. The Company shall enforce its intellectual property rights related to the Units unless it has a reasonable basis not to do so. In the event the Company does not undertake such enforcement, the Distributor will have the right to so enforce such rights and the Company will give such authority or approvals as may be required for the Distributor to do so, including joining as a party in a suit if necessary. In the event that the Company or the Distributor becomes aware of actual or threatened infringement of a Patent or of any other infringement or misappropriation by any third party of any patent, copyright, trademark or other intellectual property right or trade secret relating to the Licensed Technology or the Units anywhere in the Territory, such Party will promptly notify the other Party in writing. If the Company does not commence, at its own expense, an infringement or misappropriation suit within one hundred and eighty (180) days after receipt of a request by the Distributor to do so and the issue of infringement or misappropriation has not otherwise been resolved, then the Distributor, after notifying the Company in writing, will be entitled to bring such action for infringement or misappropriation at the Company's expense and to include the Company as a nominal party plaintiff. The Company will keep the Distributor reasonably informed of its efforts to resolve such infringement or misappropriation and to prepare for the possibility of commencing an action during such one hundred and eighty (180) day period. The Party conducting such action will have full control over the conduct of such action, including settlement thereof subject to the provisions of this Agreement. In any event, the Company and the Distributor will assist one another and cooperate in any such litigation at the other's reasonable request without expense to the requesting Party.

            10.4 Recovery. The Company and the Distributor will recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation against persons undertaken pursuant to Section
10.3 above or settlement thereof from any resulting recovery made by any Party. Any excess amount of such a recovery will be retained by the Party conducting such action unless the other Party has agreed in advance to bear half the expenses of such action, in which case such excess will be shared by both Parties.

            10.5 Status of Activities. The Parties will keep one another informed of the status of their respective activities regarding any actual or threatened infringement of a Patent or of any other infringement or misappropriation by any third party of any patent, copyright, trademark or other intellectual property right or trade secret relating to the Licensed Technology or the Units and any litigation or settlement thereof concerning Units within the Territory. No settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this
Section 10 may be entered into without the consent of the other Party if such settlement would require the other Party to be subject to an injunction or to make a monetary payment or would otherwise adversely affect the other Party's rights or the validity, ownership or extent of the intellectual property of the other Party.

         11.      CONFIDENTIALITY.

            11.1 Definition. For purposes of this Agreement, "Confidential Information" will mean information, including without limitation, customer lists and product information and financial, technological and commercial information of a Party or any third party, exchanged between the Company and the Distributor pursuant to this Agreement and the performance of the Parties' obligations hereunder, orally (if reduced to writing and delivered to the other Party within thirty (30) days of disclosure) or in writing, if marked to indicate its confidential nature or if of a type that a reasonable person would expect to be proprietary and confidential. Confidential Information also will include, without limitation, the terms and conditions (but not the existence) of this Agreement. Each Party may disclose Confidential Information of the other Party to its employees, affiliates, agents, professional advisors, consultants or authorized representatives (collectively, "Representatives"); provided that such Party's Representatives will be informed of the confidential nature of such Confidential Information and the obligations of such Party under this Section
11. Each Party agrees to be responsible for any breach of this Agreement by its Representatives to the same extent as though such person were a Party hereto. Each Party agrees to take at least the same measures to preserve the confidentiality of the Confidential Information of the other as it does for its own Confidential Information and in no event measures which would be less than those taken by a reasonable person under similar circumstances to preserve the confidentiality of such information. Without the prior written consent of the other Party, neither Party will use or allow the use for any purpose of any Confidential Information of the other Party, including any notes, summaries, reports, modifications, abridgments, compilations, analyses or other material derived in whole or in part from such Confidential Information by the receiving Party, its affiliates or its Representatives, in whatever form maintained (collectively, "Notes"), in each case except for the purposes contemplated or allowed by this Agreement or by the licenses granted hereunder. In addition, each Party will hold all Confidential Information of the other Party in confidence and will not publish, disclose, or allow disclosure of, any Confidential Information of the other Party to any other person or entity except to its Representatives, in each case only to the extent necessary to permit such Representatives to assist such Party in performing its obligations or exercising its rights under this Agreement, or except as specified in this Section 11. The term "person" as used in this Section 11 will be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, or other entity or group. The obligations in this Section 11 will not apply to disclosure by National Broadcasting Company or any of its affiliates in the ordinary course of their business as a broadcaster, provided that such disclosure does not result from a breach by the Distributor or its Representatives of its obligations under this Agreement and that such disclosure was not initiated by the Distributor.

            11.2 No Confidentiality. The confidentiality and non-use obligations set forth in this Section 11 will not apply to Confidential Information which
(a) is in the public domain or subsequently enters the public domain other than as a result of an unauthorized disclosure by the receiving Party or its Representatives; (b) became available to the receiving Party on a non-confidential basis prior to its disclosure to such Party by the other Party or its Representatives; (c) becomes available to the receiving Party on a non-confidential basis from a source other than the other Party or its Representatives, provided that the receiving Party had no actual knowledge that such source was under a legal obligation to refrain from such disclosure; or (d) was independently developed by the receiving Party without reference to such Confidential Information and can be so shown by documentary evidence.

            11.3 Ownership. Except as specifically provided herein, all Confidential Information will remain the sole and exclusive property of the disclosing Party that owns such information, and this Agreement will not limit in any way the right of the disclosing Party to enter into agreements with third parties granting rights of any kind to its Confidential Information unless such agreements shall conflict or interfere with the rights of the other Party under this Agreement.

            11.4 Compelled Disclosure. Neither Party will issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as may be required by applicable law. If a Party is required (pursuant to legal process, securities rules and regulations or otherwise) to disclose any Confidential Information of the other Party, such Party agrees to provide the other Party with prompt notice of each such required disclosure, to the extent practical, so that the other Party may seek an appropriate protective order or confidential treatment. If, absent the entry of a protective order or confidential treatment, a Party or its Representatives are legally compelled or required to disclose Confidential Information of the other Party, such Party may disclose such information to the persons and to the extent required without liability under this Agreement.

            11.5 Confidential Documentation. Upon expiration or termination of this Agreement and at the request of the disclosing Party, all Confidential Information of the disclosing Party in the possession of the other Party, including without limitation any Notes and copies, will be returned immediately or, upon request by the disclosing Party, destroyed, except that one copy of such Confidential Information and all Notes included therein may be retained in the legal files of the receiving Party solely for compliance purposes or for the purpose of defending or maintaining any litigation (including any administrative proceeding) relating to this Agreement or such Confidential Information. No such termination or return or destruction of such Confidential Information by a Party will affect such Party's obligations under this Agreement (including its obligations to ensure compliance with the provisions of this Agreement by its Representatives), all of which obligations will continue in effect.

            11.6 Survival. Upon expiration or termination of this Agreement, each Party will be prohibited from using the other Party's Confidential Information (including, in cases in which the Company is the receiving Party, information with respect to the Distributor's End Users) gained through performance of the transactions contemplated by this Agreement for any purpose including to directly or indirectly compete with the other Party, without the prior written consent of the other Party. The obligations under Section 11 with respect to any item of Confidential Information shall survive the expiration or termination of this Agreement.

            11.7 Escrow. [CONFIDENTIAL]

      12. TRADEMARKS AND TRADE-NAMES. During the Term, the Distributor shall have the right, but not the obligation, to indicate to the public that it is the exclusive worldwide distributor of the Units and to advertise such items under the trademarks, service marks and trade names that the Company may adopt from time to time (the "Company's Trademarks") in a manner to be agreed upon with the Company. Nothing herein will grant to the Distributor any right, title or interest in the Company's Trademarks. During the Term, the Company shall have the right to indicate to the public that the Distributor is the exclusive worldwide distributor of the Units, provided that marketing materials, announcements or other public disclosure that mentions or references the Distributor shall be subject to the Distributor's prior written approval, such approval not to be unreasonably withheld. The Parties acknowledge and agree that the Units sold to End Users shall include Distributor Marks as the primary labeling and the Company's Trademarks as the subordinate labeling.

      13. SALES, SERVICE , SUPPORT AND TESTING.

            13.1 Sales and Marketing. The Distributor shall use commercially reasonable efforts to sell and market the Units to End Users in all major markets in the Territory in accordance with the terms of this Agreement and all applicable laws and codes of practice. The Distributor shall be solely responsible for all sales and marketing activities in connection with the Units at its sole expense, including advertising in trade magazines and other media and distribution of marketing materials. The Company will supply to the Distributor reproducible master copies in English of applicable original content for marketing materials. Subject to the consent of the Distributor, at the Company's request, Company personnel shall be allowed to join the Distributor's and its Subdistributors' personnel during marketing, installation, training or any other visits at End Users' premises as well as on sales calls to potential purchasers of Units. The Parties agree that they shall meet and confer from time to time, including in the meetings of Distribution Managers provided for in
Section 2.4 hereof, to exchange information and views on matters such as marketing and promotional material used by the Distributor and its Subdistributors, market conditions, sales leads and sales forecasts, conferences and trade shows, number of Base Units sold for more than [CONFIDENTIAL] and the actual sales price of such Units to End Users. During these meetings, the Distributor recognizes that the Company may from time to time provide the Distributor with the Company's perspective and related information on global product positioning for the Units and other marketing and promotional matters. The Distributor agrees that it shall give reasonable consideration to the views of the Company during its marketing and promotional planning processes. The Distributor may, at its discretion, invite the Company's personnel to attend conferences and trade shows to participate with the Distributor and its Subdistributors in the marketing and demonstration of the Units. Such participation may include attending the Distributor's product booths to meet potential clients for the Units.

            13.2 Marketing by the Company. Nothing in this Agreement shall preclude the Company from marketing the Units at trade shows and conferences where the Company will be marketing and selling its full line of products. However, the Company agrees that all such marketing activities will be consistent with the Distributor's positioning and general marketing strategies for the Units. The Company will not distribute any marketing materials other than marketing materials provided by the Distributor. The Company will advise any potential End User customer that the Distributor and its Subdistributors are the exclusive source for the purchase of such Units and shall promptly refer any sales leads for the Units to the Distributor.

            13.3 Installation and Training. The Distributor shall be solely responsible for the installation of all Units at End Users' premises and for training End Users' personnel to use the Units.

            13.4 Updates and Upgrades.

                  (a) The Company shall provide all Units ordered by the Distributor including all Updates, enhancements or options to the Units released prior to the date of order. The Company shall provide the Distributor with future Updates for Units purchased by the Distributor at no charge during the Term.

                  (b) The Company shall provide the Distributor with Upgrades at a price and on other terms and conditions as to be agreed upon by the Parties.

            13.5 Training of the Distributor Personnel. The Company will provide personnel and equipment adequate for basic training of the Distributor's personnel with respect to (a) the technical installation, operation and maintenance of the Units and (b) initial Unit orientation and sales training for the Distributor's sales specialists. Such training will be provided at the Company's expense (other than travel and lodging of the Distributor's employees) until six (6) months after the Distributor has purchased six (6) Units from the Company. Any additional training required by the Distributor, including all man hours and equipment required in connection therewith and expenses related thereto, shall be paid for by the Distributor based upon the Company's then current price list. The Company will supply sufficient demonstration Software and training documentation in configurations suitable for the Distributor to perform additional internal training for new Distributor personnel in quantities reasonably requested by the Distributor. In addition, the Company will supply to the Distributor's sales specialists appropriate demonstration data bases and Software for installation in computers operated by the Distributor's sales personnel at the Company's expense where commercially reasonable to do so. The Distributor will bear all expenses with regard to any additional demonstration data bases and Software requested by the Distributor.

            13.6 Service and Support.

                  (a) Distributor Obligations. The Distributor will be responsible for service and support of the Units towards End Users with the reasonable cooperation of the Company. The Distributor will provide End Users with Level 1 and Level 2 service support. For purposes of this Agreement, "Level 1" services will include, without limitation, (i) answering End User questions regarding the use and operation of the Units, interpretation of accompanying documentation and all documented services and events, (ii) responding to application questions, (iii) basic trouble shooting to determine proper documentation procedures and problem isolation and (iv) installing and providing End User assistance to process system operation changes or additions. "Level 2" services will include, without limitation, (x) assistance in non-documented services or events or non-resolvable highly technical situations and (y) assisting End Users with implementation of Upgrades and non-Software updates and technical support to resolve issues and problems escalating from Level 1 service issues, including the provision of on-site support where necessary. At the Distributor's request, the Company's personnel shall join the Distributor's personnel during on-site support at End Users' premises to perform Level 2 services, and in such a case the Distributor shall reimburse the Company for the costs of such labor at the Company's then current rates (including, without limitation, travel and living expenses).

                  (b) Changes in the Units. Except as may be authorized in writing by the Company or as expressly set forth in this Agreement, neither the Distributor nor any of its Representatives or End Users is authorized to make any changes, modifications or alterations in the Units or Documentation.

                  (c) Company Obligations. The Company will provide Level 3 service support to the Distributor and the End Users. For purposes of this Agreement, "Level 3" service will include, without limitation, (i) addressing design defects that impair the functionality of the Units and (ii) verifying and fixing "bugs" reported to the Company by the Distributor or the End Users, notifying the Distributor of the nature of the bug, and providing to the Distributor periodic status reports regarding repair of the bugs until all bugs are resolved and fixed at the End User site accompanied by appropriate documentation. To the extent commercially reasonable, all reported bugs will be repaired by the Company prior to release of the succeeding Upgrade to the relevant Units. The Company will not be responsible for providing Level 3 service support arising from any inappropriate use of the Unit by the End User.

                  (d) Other Obligations. Any service support that is not covered by Level 1, Level 2 or Level 3 services shall be provided as mutually agreed by the Parties.

                  (e) Company Inability to Support. If the Company is unable to satisfy its service support obligations specified hereunder, the Company shall notify the Distributor as soon as practicable, and the Distributor shall provide, at the Company's expense, the services that the Company is unable to perform, including without limitation service of the installed base.

            13.7 Special and Additional End User Software Customization Requests. In the event that an End User requests special Software modifications or enhancements, the Distributor will promptly forward such requests to the Company. The Company will assist and cooperate with the Distributor's sales and service specialists and the End User to interpret the End User's requests and needs. The Company and the Distributor shall mutually agree upon the cost of requested modifications or enhancements. Such customization requests shall be undertaken by the Company upon commercially reasonable terms as agreed upon between the Company, the Distributor and the End User. The Company will maintain a schedule of requested features. The Company may incorporate such enhancements and additions into future editions of the Software in its sole discretion.

            13.8 Documentation. The Company will supply to the Distributor user documentation in English (and in the appropriate formats), as necessary to use the applicable Unit effectively, without additional charge to the Distributor. User documentation will include without any limitation the following (collectively, the "Documentation", and the Parties agree that this term shall not include any source code or source materials):

                  (a) such documents and manuals that collectively contain a complete description and definition of all Unit operations, all user guides necessary for the operation and management of the Units and instruction manuals, including all original worksheets to instruct and verify installation of the Software;

                  (b) service manuals including all internally-developed documentation for Software and Hardware troubleshooting and all vendor documentation relating to Software and Hardware;

                  (c) service part replacement lists with current prices;

                  (d) set-up worksheets including copies of original worksheets used for installation;

                  (e) End User configuration worksheets specifying, among other things, selected options and templates; and

                  (f) all materials, documentation, specifications, technical manuals, flow diagrams, file descriptions and other written information from time to time either received by the Distributor or published by the Company that describes the function and use of the Units.

            The Company grants to the Distributor and its End Users permission to duplicate all printed Documentation for their internal use. The Distributor may also incorporate such Documentation into its own documentation for distribution and use by the Distributor and its End Users. If a change in any Unit requires a change in the Documentation, the Company will promptly notify the Distributor of the change and will provide the revised text as an addendum or as a complete revised master copy.

                  13.9 Company Product Development. The Company shall have the right to loan Units to third parties solely for product and application development purposes. Prior to making such loan, the Company shall consult with the Distributor in order to ensure that the loan is not inconsistent with the Distributor's ongoing sales and marketing strategies. [CONFIDENTIAL]

                  13.10 [CONFIDENTIAL] This Agreement shall not be considered to be breached in any manner as a result of such operation and use.

      14. ADDITIONAL AGREEMENTS AND COVENANTS OF THE PARTIES.

            14.1 Unit Warranties.

                  (a) The Company shall provide the Distributor with a full warranty for each Unit for twelve (12) months from the time the End User has fully installed such Unit at such End User's facility. The full warranty shall include, without limitation, the Company's supply of replacement parts for defective parts of such Units and related labor; provided that, if the Parties agree that such labor shall be performed by the Distributor, then the Company shall reimburse the Distributor for the costs of such labor at the Distributor's then current rates (including, without limitation, travel and living expenses).

                  (b) As long as the full warranty for any Unit remains in effect, the Company shall maintain a readily available inventory of replacement parts that can be delivered to the Distributor, Subdistributor or applicable End User within a commercially reasonable period of time.

                  (c) After the expiration of the full warranty for a Unit, the Company shall maintain an inventory of replacement parts for Units. The Company shall deliver such replacement parts to the Distributor within forty-eight (48) hours after the Distributor's request therefor, at a price equal to the Company's cost plus twenty percent (20%) and any and all applicable delivery or shipping charges.

            14.2 Device Incident Reporting. If the Company or the Distributor is required to report to any governmental or regulatory agency information that reasonably suggests that a Unit may have caused or contributed to a death or serious injury to a human being or has malfunctioned and that the device would be likely to cause or contribute to a death or serious injury to a human being if the malfunction were to recur, then each of the Company and the Distributor agree to supply to the other any such information promptly after becoming aware of it so that each of the Company and the Distributor can comply with such governmental or regulatory reporting requirements. Each Party will use its best efforts to comply with all applicable governmental or regulatory reporting requirements within the Territory. It is understood and agreed that each Party will deliver all applicable reports to the other Party as promptly as practicable to enable such other Party to comply with all applicable governmental or regulatory reporting requirements. In the event that the Company is required by any regulatory agency to recall a Unit, or if the Company or a regulatory authority initiates a Unit recall, the Distributor will cooperate with and assist the Company in locating, and retrieving if necessary, the recalled Units from the Distributor's End Users. All recalls of the Units arising from manufacturing defects will be at the Company's cost and expense. The Distributor will maintain records of sales of Units by lot number and by End Users to whom such Units were sold or otherwise transferred. Upon the Company's request, the Distributor will provide the Company with access to or information from such records in the event of a Unit recall or other quality related issue. The Distributor will be responsible for obtaining all records of its sales to End Users in the event of a Unit recall or other quality related issue. During the time that the Units are commercially marketed, distributed, or sold by the Distributor, (a) the Distributor will promptly forward all Unit complaints which it receives from End Users to the Company and (b) the Company will investigate the root causes of and the corrective actions necessary to resolve each such complaint and will convey its conclusions to the Distributor within ten (10) Business Days after receipt of each such complaint.

      15. TERM AND TERMINATION.

            15.1 Term. This Agreement will continue in full force and effect beginning on the Effective Date and continuing until [CONFIDENTIAL], unless earlier terminated in accordance with the provisions of this Agreement (as such period may be renewed and extended, the "Term"). The Parties may renew or extend the Term by mutually agreeing in writing to such renewal or extension period and the duration of such period at least one hundred and eighty (180) days prior to the end of the initial term or any renewal or extension period.

            15.2 Termination for Cause. [CONFIDENTIAL]

            15.3 Other Termination Events. [CONFIDENTIAL]

            15.4 Fulfillment of Orders upon Termination. Upon termination of this Agreement by the Company, the Company will have the right, at its sole option, to require the Distributor to satisfy the Distributor's obligations under all outstanding purchase orders that have been accepted by the Company prior to the effective date of termination. Upon termination of this Agreement by the Distributor, the Distributor will have the right, at its sole option, to require the Company to satisfy the Company's obligations under all outstanding purchase orders that have been accepted by the Company prior to the effective date of termination.

            After the termination of this Agreement, to the extent that the Distributor has possession of Units that it has not distributed or sold to third parties, the Distributor will have the right to market, distribute and sell such Units in the Territory pursuant to the terms hereof on a non-exclusive basis for a period of one hundred twenty (120) days after termination of this Agreement.

            Notwithstanding anything herein to the contrary, in the event that the Distributor is under obligation by statute to distribute or sell Units in the Territory to any End User or in any country after expiration or termination of this Agreement, then the Parties shall agree upon the terms applicable to such distribution or sale, and if not agreed upon promptly, the delivery, payment, support and other applicable terms and conditions of this Agreement will remain in effect as to such End Users or countries, as the case may be, until such obligation ceases.

            Upon termination of this Agreement, the Parties will cooperate in good faith to transfer outstanding support undertakings towards End Users as described in Section 13 from the Distributor to the Company or its distributors; provided that the Parties shall not be required to effect such transfer if termination of this Agreement is (a) due to a material breach or material default by the Distributor or (b) because the Company Files for Bankruptcy.

            15.5 Effects of Termination. Termination or expiration of this Agreement will not relieve either Party of obligations incurred prior to such termination or expiration. Subject to the terms hereof, termination of this Agreement for any reason will result in termination of any subdistributorship for the Units granted by the Distributor.

            15.6 Survival of Certain Terms. The provisions of Sections 3.3, 3.4, 7, 9, 10, 11, 14.1, 15.4, 15.5, 16 and 18.1 will survive the termination or expiration of this Agreement for any reason. All other rights and obligations of the Parties will cease upon termination or expiration of this Agreement, except as expressly provided herein.

            15.7 Remedies. Unless otherwise provided in this Agreement, upon any termination of this Agreement pursuant to this Section 15, except as specified in Section 9, each Party will have all rights and remedies available to it hereunder or at law or in equity, it being understood that the exercise of any one remedy is not meant to be exclusive of any other remedy and that all remedies hereunder are intended to be cumulative.

      16. INDEMNIFICATION.

            16.1 Indemnification by the Distributor. Subject to any limitation contained elsewhere in this Agreement, the Distributor agrees to indemnify, defend and hold the Company and its directors, officers, employees, representatives and agents harmless from and against any and all claims, losses, damages, obligations, liabilities and costs (including reasonable attorneys' and other professional fees and other costs of litigation) (collectively, "Losses") arising out of or attributable to: (a) the gross negligence or willful misconduct of the Distributor in connection with this Agreement; (b) any material breach of this Agreement by the Distributor; or (c) any claim asserted against the Company for the Distributor's or its Subdistributors' failure to comply with any agreements with End Users.

            16.2 Indemnification by the Company. Subject to any limitation contained elsewhere in this Agreement, the Company agrees to indemnify, defend and hold the Distributor and its directors, officers, employees, representatives, agents and End Users harmless from and against any and all Losses arising out of or attributable to: (a) the manufacture of the Units or any design defect, malfunction or other failure of the Units to perform for the purpose for which it was supplied; (b) the gross negligence or willful misconduct of the Company in connection with this Agreement; or (c) any material breach of this Agreement by the Company.

            16.3 Indemnification Procedures. In the event that any person intends to claim indemnification pursuant to Section 16.1 or 16.2 (an "Indemnitee"), it will promptly notify the indemnifying Party (the "Indemnitor") in writing of such alleged liability, provided that the failure to promptly notify the Indemnitor will not relieve the Indemnitor of any obligation under this Agreement except to the extent such failure to provide prompt notice adversely impairs the Indemnitor's ability to defend against the claim, suit or proceeding. The Indemnitor will have the sole right to control the defense and settlement of such claim, suit or proceeding, provided, that (a) the Indemnitor may not consent to imposition of any obligation or restriction on the Indemnitee in any settlement unless mutually agreed by the Indemnitor and the Indemnitee,
(b) Indemnitor will keep Indemnitee fully informed and permit the Indemnitee to participate (at Indemnitee's expense) as the Indemnitee may reasonably request and (c) Indemnitee may, without affecting its right to indemnity hereunder, defend and settle any such claim, suit or proceeding if Indemnitor declines to defend against such claim, suit or proceeding or Files for Bankruptcy. The Indemnitee will cooperate with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by Section 16.1 or
Section 16.2. Except as expressly set forth above, the Indemnitee will not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim, suit or proceeding without the prior written consent of Indemnitor.

            16.4 Further Limitation. Notwithstanding any other provision of this Agreement, each Party hereby waives any and all claims against the other Party for indirect, incidental or consequential damages, and for any sums on account of loss of goodwill, income or profit or other special damages, even if the other Party has been advised of the possibility of such damages and losses.

            16.5 Insurance for the Company. The Company covenants that, as of the Effective Date, the Company will have Units/Completed Operations Liability Insurance in the amount of [CONFIDENTIAL] combined single limit per occurrence and [CONFIDENTIAL] in the aggregate (the "Insurance Policy"). During the Term, the Company agrees to maintain the Insurance Policy, to increase coverage under the Insurance Policy as may be appropriate and to take such steps necessary to provide for the Distributor to be named as an additional insured party under the Insurance Policy. At the reasonable request of the Distributor, the Company will deliver to the Distributor a certificate of insurance, a certified copy of the Insurance Policy and evidence of all premium payments.

            17. COMPLIANCE WITH LAWS.

            17.1 Government. Each Party will at all times during the Term have in effect all licenses, permits, and authorizations from all governmental agencies necessary for the performance of its obligations hereunder, and will comply with all applicable laws, rules and regulations affecting its activities hereunder, including, without limitation, the United States Foreign Corrupt Practices Act, as applicable.

            17.2 Currency Control. In the event that any currency control laws come into effect in any jurisdiction which prevent the payment to the Company of any sums due under this Agreement from being made in United States Dollars, the Distributor will notify the Company as promptly as practicable, and will cooperate with the Company in any procedure reasonably requested by the Company to give effect to the Parties' intent under this Agreement without incurring unreasonable costs.

      18. GENERAL PROVISIONS.

            18.1 Dispute Resolution.

                  (a) Any dispute, controversy or claim arising out of or relating to any purchase order, this Agreement or any related agreement or the validity, interpretation, breach or termination thereof (a "Dispute"), including claims seeking redress or asserting rights under applicable law, shall be brought to the other Party's attention by the disputing Party by a written notice setting forth with specificity the matters covered by the Dispute (the "Dispute Notice"). Beginning upon receipt by the receiving Party of the Dispute Notice, the Distribution Managers shall commence a fifteen (15) day period of good faith negotiation regarding such Dispute. If the Parties are unable to resolve the Dispute within such fifteen (15) day period, then the Parties agree to escalate the Dispute to at least one level of management higher than the Distribution Managers in their respective organizations for a second resolution period of no more than forty-five (45) days. During each such resolution period, each Party will honor the other Party's reasonable requests for non-privileged and relevant information relating to the Dispute. All negotiations pursuant to this Section 18.1(a) shall be confidential and shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence. Nothing in this Section 18.1(a) shall be deemed to prevent either Party from seeking injunctive relief for any matter with or without recourse to the procedures set forth in this Section 18.

                  (b) If the Parties are unable to resolve the Dispute through good faith negotiation within sixty (60) days after the receiving Party's receipt of the Dispute Notice as described in Section 18.1(a) above, the Dispute shall be submitted to binding arbitration (the

"Arbitration"). The Arbitration shall be conducted in the City of Toronto, Ontario, Canada, before a single arbitrator. The arbitrator shall be appointed, and the Arbitration shall be conducted, under the rules of the American Arbitration Association in effect at the time of such Arbitration, provided that the arbitrator shall have no power to award punitive, exemplary or consequential damages to any party to the Arbitration. The arbitrator's decision shall be final, conclusive and binding on the parties to the Arbitration, and shall be the exclusive forum for any claims arising out of this Agreement or the subject matter hereof. Each Party shall bear its own costs of the Arbitration.

            18.2 Force Majeure. Neither Party will be liable to the other Party for its failure to perform or delay in performing any of its obligations hereunder during any period in which such performance is delayed by Force Majeure.

            18.3 Assignment. Except as provided in Section 3.2(b), neither Party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other Party; provided that the Distributor shall be entitled to assign this Agreement to any of its affiliates upon notice to the Company.

            18.4 Non-Solicitation of Employees. During the Term, neither Party may solicit, interfere with, or endeavor to cause any employee of the other Party to leave his or her employment or induce or attempt to induce any such employee to terminate or breach his or her employment agreement, if any.

            18.5 Operation of Business. Each Party shall operate its business for lawful purposes only and in conformance with all applicable laws. In furtherance thereof, but without limiting the foregoing, each Party shall be prohibited from providing any remuneration to any customer to induce such customer to purchase any products or services from the Distributor or any of its affiliates.

            18.6 Prohibition Against Tying. The Parties shall be prohibited from tying the terms of a sale of any products or services from the Company, the Distributor or any of their respective affiliates to a customer's purchase of any other product or service.

            18.7 Right to Refuse Transaction. The Distributor and the Company shall have the right to refuse to enter into or fulfill any transaction. The Distributor shall have the right to terminate or rescind a transaction if it determines that the buyer of a Unit is not properly licensed or qualified to purchase or use such Unit.

            18.8 No Reimbursement Advice. No representative of the Company shall provide advice regarding reimbursement or billing related to the purchase of any product or service from the Distributor or any of its affiliates, beyond accurately conveying publicly available information.

            18.9 Good Standing; Authority; Enforceability; No Conflict. Each Party represents that (a) it is a validly existing corporation under the laws of its respective jurisdiction of incorporation, (b) it has full power and authority to enter into this Agreement, (c) all corporate action necessary for the authorization, execution and delivery of this Agreement by such Party and the performance of its obligations hereunder has been taken, (d) this Agreement is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, and (e) the performance by such Party of this Agreement and its obligations hereunder does not violate any provision of any other agreement or violate or conflict with any other restriction of any kind or character to which such Party is a party or by which it is bound.

            18.10 Partial Invalidity. If any section, paragraph, provision or clause in this Agreement is found or held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement will be valid and enforceable and the Parties will negotiate, in good faith, at arms' length, a substitute, valid and enforceable provision which most nearly effects the Parties' intent in entering into this Agreement.

            18.11 Counterparts. This Agreement may be executed in counterparts, which, taken together, will be regarded as one and the same instrument.

            18.12 Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement will be valid or binding on either Party unless the same will have been mutually assented to in writing by both Parties.

            18.13 Waiver. The failure of either Party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other Party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter. The express waiver by either Party of any provision, condition or requirement of this Agreement will not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

            18.14 Entire Agreement. The terms and conditions contained herein (including the exhibits hereto) constitute the entire agreement between the Parties and supersede and terminate all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, including, without limitation, the Memorandum of Understanding entered into by the Parties as of August 14, 2003. In the event of any inconsistency between the Agreement and the exhibits hereto, the terms of this Agreement shall govern.

            18.15 Section Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

            18.16 Notices. Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (each, a "Notice") shall be in writing sufficiently given if: (a) delivered personally,
(b) transmitted by fax or other form of recorded communication tested prior to transmission, (c) sent by registered or certified mail return receipt requested, postage prepaid, or (d) sent by commercial overnight courier with written verification of receipt to the sending Party. All Notices shall be sent to the addresses set forth below or to such other address as may be designated by a Party by giving Notice to the other Party pursuant to this Section 18.16:

                  If to the Distributor:

                  GE Medical Systems
                  3000 North Grandview Blvd W-641
                  Waukesha, Wisconsin  53188
                  Attention:  General Counsel

                  with a copy to: [CONFIDENTIAL]

                  If to the Company:

                  ART Advanced Research Technologies Inc.
                  2300 Alfred- Nobel Boulevard,
                  Saint-Laurent, Quebec
                  Canada, H4S 2A4
                  Attention:   General Counsel
                  Telephone:  (514) 832-0777
                  Fax:  (514) 832-0778

                  with a copy to:

                  [CONFIDENTIAL]

            Any Notice personally delivered to the Party to whom it is addressed as provided in this Section 18.16 shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the Business Day next following such day. Any Notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission. Any Notice given by mail shall be deemed to be given and received three (3) calendar days after having been sent. Any Notice given by overnight courier shall be deemed to be given one (1) Business Day after deposit with such courier.

            18.17 Compliance with Policies. During the Term, the Parties will discuss and agree upon policies relating to a variety of matters such as material quality requirements. For illustrative purposes only, a sample Distributor Purchased Material Quality Requirement document is attached hereto as Exhibit G. This document is not intended to be binding.

            18.18 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of law), and all questions relating to the validity and performance hereof and remedies hereunder shall be determined in accordance with such law.

            18.19 Expenses. Each Party shall be solely responsible for and shall bear all of its own respective costs and expenses, including without limitation the fees and expenses of accountants, attorneys and other advisors, incurred at any time in connection with this Agreement and the transactions contemplated hereby.

            [The remainder of this page is intentionally left blank]

      IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the day and year first above written.

ART ADVANCED RESEARCH TECHNOLOGIES INC.            GENERAL ELECTRIC COMPANY,
                                                   acting through and on behalf of its
                                                   GE MEDICAL SYSTEMS division and
                                                   other affiliates


By:                                                By:
   -----------------------------------------          ---------------------------------------
Name:  Micheline Bouchard                          Name:   [CONFIDENTIAL]
Title: President and Chief Executive Officer       Title:  [CONFIDENTIAL]

                                    EXHIBIT A

                                    HARDWARE

                                 [CONFIDENTIAL]

                                    EXHIBIT B

                             LICENSED PATENT RIGHTS
                     LIST OF PATENTS AND PATENT APPLICATIONS

                                 [CONFIDENTIAL]

                                    EXHIBIT C

                      LISTS OF PATENTS RELATED TO THE UNITS

                                 [CONFIDENTIAL]

                                    EXHIBIT D

                                    SOFTWARE

                                 [CONFIDENTIAL]

                                    EXHIBIT E

                      SAMI BASE UNIT SPECIFICATION DOCUMENT

                                 [CONFIDENTIAL]

                                    EXHIBIT F

          DISTRIBUTOR'S TERMS RELATED TO ORDERING, PACKAGING, SHIPPING
                             AND RETURNING THE UNITS

                                 [CONFIDENTIAL]

                                    EXHIBIT G

               DISTRIBUTOR PURCHASED MATERIAL QUALITY REQUIREMENT

                                 [CONFIDENTIAL]